UCP ANNOUNCES STOCK REPURCHASE PROGRAM

San Jose, California, June 6, 2016. UCP, Inc. (NYSE: UCP) (the “Company”) today announced that its board of directors has authorized a stock repurchase program.  Under the program, the Company may purchase up to $5.0 million of its Class A common stock beginning June 1, 2016 and ending June 1, 2018. Purchases under the program may be made in the open market or through privately negotiated transactions from time to time as permitted by federal securities laws and other legal requirements.

Jamie Pirrello, Chief Financial Officer of UCP, stated, “This repurchase authorization provides a unique opportunity to create shareholder value and complement our primary objective of deploying capital into new growth opportunities. Our expanding deliveries, efficient corporate platform and extensive land portfolio provide a strong base for continued earnings and cash flow improvement. This additional path to value creation builds on our commitment to capitalize on positive momentum, exercise operating discipline and actively transform our Company into a leading homebuilder in our markets.”

The timing and amount of any repurchases will be at the discretion of the Company and are subject to prevailing market conditions and other considerations, including the Company's liquidity, the terms of its debt instruments, planned land investment and development spending, acquisition and other investment opportunities, and ongoing capital requirements.  Notwithstanding the authorization of the repurchase program, there is no guarantee or representation that the Company will repurchase any of its Class A common stock given the foregoing considerations.

About UCP, Inc.
UCP is a leading homebuilder and land developer with expertise in residential land acquisition, development and entitlement, as well as home design, construction and sales. UCP operates in the states of California, Washington, North Carolina, South Carolina and Tennessee. UCP designs and builds high-quality, sustainable single-family homes for a variety of lifestyles and budgets through its wholly-owned subsidiary, Benchmark Communities, LLC. The Benchmark Communities brand is recognized by homebuyers for its high-quality construction and craftsmanship, cutting-edge home design and customer-centric service and warranty programs.

Forward-Looking Statements
This press release contains forward-looking statements. You should not place undue reliance on those statements because they are subject to numerous uncertainties and factors relating to the Company's operations and business environment, all of which are difficult to predict and many of which are beyond the Company's control. Forward-looking statements include information concerning the Company's potential repurchase of shares of its Class A common stock. These statements are based on assumptions that the Company has made in light of its experience in the industry as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Although the Company believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance they will prove to be correct. Therefore, you should be aware that many factors could affect future events and could cause actual results to differ materially from those in the forward-looking statements.
Any forward-looking statement made by the Company herein, or elsewhere, speaks only as of the date on which it was made. New risks and uncertainties come up from time to time, and it is impossible for the Company to predict these events or how they may affect it. The Company has no obligation to update any forward-looking statements after the date hereof, except as required by federal securities laws.

Investor Relations:
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Investorrelations@unioncommunityllc.com

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